Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-65885, No. 333-222213 and No. 333-226502) of our report dated June 27, 2018, with respect to the statement of net assets available for benefits of L.B. Foster Company 401(k) and Profit Sharing Plan as of December 31, 2017 included in this Annual Report on Form 11-K.

/s/ Dixon Hughes Goodman LLP

Charleston, West Virginia
June 27, 2019